Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 2 to Registration Statement No. 333-124673 on Form S-3 of our report dated March 10, 2005 (October 17, 2005 as to the effects of discontinued operations and segment classification discussed in Note 31), relating to the financial statements of E*TRADE Financial Corporation appearing in Exhibit 99.1 to E*TRADE Financial Corporation’s current report on Form 8-K filed on October 17, 2005 and our report dated March 10, 2005 relating to management’s report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of E*TRADE Financial Corporation for the year ended December 31, 2004. We also consent to the reference to us under the heading “Experts” in such Prospectus, which is part of this Registration Statement.

Deloitte & Touche LLP

McLean, VA

February 1, 2006